Exhibit 99.1

Cognex Corporation Announces

First Quarter Results

NATICK, Mass.--(BUSINESS WIRE)--Cognex Corporation (NASDAQ: CGNX) today announced its financial results for the first quarter ended March 30, 2008. Revenue, net income and earnings per share are compared to the first and fourth quarters of 2007 in Table 1 below.

	Table 1
	Revenue	Net Income	Earnings per Diluted Share
Quarterly Comparisons
Current quarter: Q1-08	$60,517,000	$8,475,000	$0.20
Prior year’s quarter: Q1-07	$50,929,000	$4,635,000	$0.10
Change from Q1-07 to Q1-08	19%	83%	100%
Prior quarter: Q4-07	$65,321,000	$11,094,000	$0.25
Change from Q4-07 to Q1-08	(7%)	(24%)	(20%)

The effect of stock option expensing on certain line items in the P&L as reported under GAAP is shown in Exhibit 2.

“I am very pleased with our results for the first quarter of 2008,” said Dr. Robert J. Shillman, the Chairman and Chief Executive Officer of Cognex. “We reported significant increases in both revenue and earnings over the prior year’s first quarter, which gets 2008 off to a great start. The positive momentum we started to see at the end of 2007 has continued in 2008, and our business remains strong in both the Factory Automation and Surface Inspection markets. Order levels are significantly higher today than at this time last year, leading us to believe that we will report significant growth year-on-year at both the top and bottom lines for the second quarter as well.”

Details of the Quarter

Statement of Operations Highlights – First Quarter of 2008

  Revenue for the first quarter of 2008 increased 19% from the first quarter of 2007 primarily due to higher sales to the Factory Automation market. Factory Automation revenue increased in each geographic region served by Cognex with the largest increase in absolute dollars coming from Europe. On a sequential basis, revenue decreased 7% primarily due to lower revenue from the Surface Inspection market, which had set a new record for quarterly revenue in the prior quarter.
  Gross margin was 72% in the first quarter of 2008, 72% in the first quarter of 2007 and 73% in the prior quarter. Gross margin was flat year-on-year despite higher revenue due to higher manufacturing costs to support new product introductions. The decrease in gross margin on a sequential basis was primarily due to the lower revenue in the first quarter.
  Research, Development & Engineering (R, D & E) spending in the first quarter of 2008 increased 15% from the first quarter of 2007 and decreased 6% from the prior quarter. The increase in R, D & E spending year-on-year is due to higher employee-related costs. The decrease in spending on a sequential basis is due to lower costs related to the development of the new products which were introduced in the first quarter of 2008.
  Selling, General & Administrative (S, G & A) spending in the first quarter of 2008 increased 11% from the first quarter of 2007 and decreased 2% from the prior quarter. The increase in S, G & A spending year-on-year is due to additional headcount, higher costs for the company’s annual sales meetings, and the impact of foreign exchange rates on the company’s international operations, all of which were partially offset by lower stock option expenses. On a sequential basis, costs related to the higher headcount, the sales meetings, and foreign exchange rates also increased but were more than offset by lower stock option expenses. The decrease in stock option expenses, both year-on-year and sequentially, is primarily due to a credit recorded in the first quarter of 2008 for forfeited options.

  Cognex reported a foreign currency gain of $1,118,000 in the first quarter of 2008, a foreign currency loss of $118,000 in the first quarter of 2007 and a foreign currency gain of $367,000 in the prior quarter. The company recognizes foreign currency gains and losses on the revaluation and settlement of accounts receivable and payable balances that are reported in one currency and collected or paid in another.
  Investment and other income was $2,332,000 in the first quarter of 2008, $1,778,000 in the first quarter of 2007 and $2,110,000 in the prior quarter. The increase in investment and other income both year-on-year and sequentially is due to higher other income in the first quarter of 2008.
  The effective tax rate was 25% in the first quarter of 2008, 26% in the first quarter of 2007 and 19% in the prior quarter. The effective tax rate decreased year-on-year due to more of the company’s profits being earned in lower tax jurisdictions than in the first quarter of 2007. The increase on a sequential basis is due to the expectation that more of the company’s profits will be earned and taxed in higher tax jurisdictions for 2008 than in Q4 of 2007, and the exclusion of the U.S. Research & Development tax credit, which expired during the first quarter of 2008 and has not yet been reinstated.

Balance Sheet Highlights – March 30, 2008

  Cognex’s financial position at March 30, 2008 was very strong, with approximately $255,000,000 in cash and investments and no debt. In the first quarter of 2008, Cognex generated positive cash flow from operations of more than $13,000,000, paid out approximately $3,600,000 in dividends to shareholders, and spent approximately $32,700,000 to repurchase 1,666,900 shares of its common stock on the open market.

  Inventories at March 30, 2008 increased by approximately 670,000, or 2%, from the end of 2007, and inventory turns in the first quarter were equivalent to 2.4 times per year. The impact of foreign exchange rates added approximately $1,400,000 to the inventory balance in the first quarter; excluding this impact, inventories would have decreased by approximately $730,000, or 3%.

Financial Outlook

For the second quarter of 2008, Cognex expects revenue to be between $65 million and $68 million. Gross margin is expected to be in the low-70% range. Operating expenses (R, D & E and S, G & A) are expected to increase by approximately 5% on a sequential basis. The effective tax rate is expected to be 24% (unless the U.S. Research & Development tax credit is reinstated, in which case it will be 23%). As a result of the above, earnings for the second quarter of 2008 are expected to be between $0.20 and $0.24 per diluted share.

Non-GAAP Financial Measures

Exhibit 2 of this press release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes that these non-GAAP financial measures are useful to investors because they allow investors to more accurately assess and compare the company’s results over multiple periods and to evaluate the effectiveness of the methodology used by management to review its operating results. In particular, Cognex incurs expense related to stock options included in its GAAP presentation of cost of revenue, research, development, and engineering expenses (R,D&E), and selling, general and administrative expenses (S,G&A). Cognex excludes these expenses for the purpose of calculating non-GAAP adjusted gross margin, non-GAAP adjusted operating income, non-GAAP adjusted net income and non-GAAP adjusted earnings per share when it evaluates its continuing operational performance and in connection with its budgeting process and the allocation of resources, because these expenses have no current effect on cash or the future uses of cash and they fluctuate as a result of changes in Cognex’s stock price. Cognex does not intend for these non-GAAP financial measures to be considered in isolation, nor as a substitute for financial information provided in accordance with GAAP.

Analyst Conference Call and Simultaneous Webcast

Cognex will host a conference call to discuss its results for the first quarter of 2008, as well as its financial outlook, today at 5:00 p.m. eastern time. The telephone number for the live call is 866-259-7123 (or 703-639-1220 if outside the United States). A replay will begin at 8:00 p.m. eastern time today and will run continuously until 11:59 p.m. eastern time on Thursday, May 1, 2008. The telephone number for the replay is 888-266-2081 (or 703-925-2533 if outside the United States) and the access code is 1224553.

Internet users can listen to a real-time audio broadcast of the conference call, as well as an archive replay of the call, on Cognex’s website at http://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures, and markets machine vision sensors and systems, or devices that can "see." Cognex vision sensors are used in factories around the world to automate the manufacture of a wide range of items and to assure their quality. Cognex is the world's leader in the machine vision industry, having shipped more than 400,000 machine vision systems, representing over $2 billion in cumulative revenue, since the company's founding in 1981. In addition to its corporate headquarters in Natick, Massachusetts, Cognex also has regional offices and distributors located throughout North America, Japan, Europe, Asia, and Latin America. Visit Cognex on-line at http://www.cognex.com/.

Forward-Looking Statements

Certain statements made in this press release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” ”estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall” and similar words. These forward-looking statements, which include statements regarding business and market trends, revenue and earnings growth, and the company’s financial outlook, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) economic conditions that impact the capital spending trends of manufacturers in a variety of industries; (2) the cyclicality of the semiconductor and electronics industries; (3) the inability to achieve significant international revenue; (4) fluctuations in foreign exchange rates; (5) the loss of, or a significant curtailment of purchases by, any one or more principal customers; (6) the reliance upon certain sole-source suppliers of critical components; (7) the inability to attract and retain skilled employees; (8) the inability to design and manufacture high-quality products; (9) the technological obsolescence of current products and the inability to develop new products; (10) the failure to effectively manage product transitions or accurately forecast customer demand; (11) the failure to properly manage the distribution of products and services; (12) the inability to protect Cognex proprietary technology and intellectual property; (13) the company’s involvement in time-consuming and costly litigation; (14) the impact of competitive pressures; (15) the challenges in integrating acquired businesses and achieving expected results; (16) exposure to additional tax liabilities; and (17) the other risks detailed in the company’s reports filed with the SEC, including the company’s Form 10-K for the fiscal year 2007. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

COGNEX CORPORATION
Statements of Operations
(Unaudited)
Dollars in thousands, except per share amounts

	Three Months Ended
	March 30,	December 31,	April 1,
	2008	2007	2007

Revenue	$ 60,517	$ 65,321	$ 50,929

Cost of revenue (1)	17,074	17,464	14,421

Gross margin	43,443	47,857	36,508
Percentage of revenue	72%	73%	72%

Research, development, and engineering expenses (1)	9,097	9,681	7,931
Percentage of revenue	15%	15%	16%

Selling, general, and administrative expenses (1)	26,528	26,949	23,973
Percentage of revenue	44%	41%	47%

Operating income	7,818	11,227	4,604
Percentage of revenue	13%	17%	9%

Foreign currency gain (loss)	1,118	367	(118)

Investment and other income	2,332	2,110	1,778

Income before income tax expense	11,268	13,704	6,264

Income tax expense	2,793	2,610	1,629

Net income	$ 8,475	$ 11,094	$ 4,635
Percentage of revenue	14%	17%	9%

Net income per diluted common and common equivalent share (2)	$ 0.20	$ 0.25	$ 0.10

Diluted weighted-average common and common equivalent shares outstanding	43,116	43,524	44,905

Cash dividends per common share	$ 0.085	$ 0.085	$ 0.085

(1) Amounts include stock option expense, as follows:
Cost of revenue	$ 358	$ 348	$ 292
Research, development, and engineering	865	971	822
Selling, general, and administrative	650	2,151	1,878
Total stock option expense	$ 1,873	$ 3,470	$ 2,992

(2) Net income per diluted common and common equivalent share excluding stock option expense.	$ 0.23	$ 0.31	$ 0.15

COGNEX CORPORATION
Reconciliation of Selected Items from GAAP to Non-GAAP
(Unaudited)
Dollars in thousands, except per share amounts

	Three Months Ended
	March 30,	December 31,	April 1,
	2008	2007	2007

Revenue (GAAP)	$ 60,517	$ 65,321	$ 50,929

Gross margin (GAAP)	$ 43,443	$ 47,857	$ 36,508
Stock option expense	358	348	292
Gross margin (Non-GAAP)	$ 43,801	$ 48,205	$ 36,800
Percentage of revenue	72%	74%	72%

R, D & E expenses (GAAP)	$ 9,097	$ 9,681	$ 7,931
Stock option expense	(865)	(971)	(822)
R, D & E expenses (Non-GAAP)	$ 8,232	$ 8,710	$ 7,109

S, G & A expenses (GAAP)	$ 26,528	$ 26,949	$ 23,973
Stock option expense	(650)	(2,151)	(1,878)
S, G & A expenses (Non-GAAP)	$ 25,878	$ 24,798	$ 22,095

Operating income (GAAP)	$ 7,818	$ 11,227	$ 4,604
Stock option expense	1,873	3,470	2,992
Operating income (Non-GAAP)	$ 9,691	$ 14,697	$ 7,596
Percentage of revenue	16%	22%	15%

Net income (GAAP)	$ 8,475	$ 11,094	$ 4,635
Stock option expense, net of tax	1,277	2,326	2,015
Net income excluding stock option expense (Non-GAAP)	$ 9,752	$ 13,420	$ 6,650
Percentage of revenue	16%	21%	13%

Net income per diluted share (GAAP)	$ 0.20	$ 0.25	$ 0.10
Stock option expense, net of tax	0.03	0.06	0.05
Net income per diluted share excluding stock option expense (Non-GAAP)	$ 0.23	$ 0.31	$ 0.15

COGNEX CORPORATION
Balance Sheets
(Unaudited)
In thousands

	March 30,	December 31,
	2008	2007

Assets

Cash and investments	$ 254,864	$ 267,888

Accounts receivable	44,009	38,923

Inventories	28,128	27,459

Property, plant, and equipment	27,525	26,680

Goodwill and intangible assets	125,951	126,185

Other assets	51,686	52,411

Total assets	$ 532,163	$ 539,546

Liabilities and Shareholders' Equity

Accounts payable and accrued liabilities	$ 29,280	$ 27,343

Income taxes	22,692	22,550

Deferred revenue and customer deposits	14,549	13,288

Shareholders' equity	465,642	476,365

Total liabilities and shareholders' equity	$ 532,163	$ 539,546

COGNEX CORPORATION
Additional Information Schedule
(Unaudited)
Dollars in thousands

	Three Months Ended
	March 30,	December 31,	April 1,
	2008	2007	2007

Revenue	$ 60,517	$ 65,321	$ 50,929

Revenue by division:
Modular Vision Systems Division	90%	82%	89%
Surface Inspection Systems Division	10%	18%	11%
Total	100%	100%	100%

Revenue by geography:
Europe	36%	34%	29%
Americas	30%	33%	37%
Japan	24%	21%	26%
Asia	10%	12%	8%
Total	100%	100%	100%

Revenue by market:
Discrete factory automation	68%	61%	59%
Semiconductor and electronics capital equipment	22%	21%	30%
Web and surface inspection	10%	18%	11%
Total	100%	100%	100%

Revenue by product:
Vision software, systems, and sensors	71%	64%	73%
ID products	14%	12%	9%
Web and surface inspection	6%	14%	6%
Service	9%	10%	12%
Total	100%	100%	100%

CONTACT:
Cognex Corporation
Susan Conway, 508-650-3353
Director of Investor Relations
susan.conway@cognex.com